Sutherland Asbill & Brennan
1275 Pennsylvania Avenue, NW
Washington, DC  20004-2404



February 19, 1996



Board of Trustees
FBL Variable Insurance Series Fund
5400 University Avenue
West Des Moines, IA  50266

Gentlemen:

     We have acted as counsel to FBL Variable Insurance Series Fund (the "Fund"), a business trust organized under the laws of the Commonwealth of Massachusetts, in connection with its registration of an indefinite number of shares of beneficial interest on Form N-1A (File No. 33-12791) filed under the Securities Act of 1933, as amended (the "Registration Statement"), and the notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, (the "Act") by which the registration of 5,187,856.004 of such shares sold during 1995 (the "Shares") was made definite.

     We have examined such Fund records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate for purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements of officers and representatives of the Fund and upon the representation of the Fund made in the Registration Statement.

     Based upon the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

     We are attorneys licensed to practice only in the States of Georgia and New York and the District of Columbia.

     We consent to the filing of this opinion as an exhibit to the Fund's notice pursuant to Rule 24f-2 under the Act.

Sincerely,

SUTHERLAND, ASBILL & BRENNAN

/s/ Stephen E. Roth

Stephen E. Roth